Exhibit 99.1
Endwave Announces Proposed Public Offering of Common Stock
SUNNYVALE, CA — September 15, 2005 — Endwave Corporation (NASDAQ: ENWV) today announced that it has filed a registration statement on Form S-3 with the Securities and Exchange Commission to register for sale 3,348,312 shares of Endwave’s common stock. Of these shares, 2,000,000 are being offered by Endwave, and 1,348,312 are being offered by a selling stockholder. Endwave and the selling stockholder have granted the underwriters a 30-day option to purchase up to a total of 502,247 additional shares of Endwave’s common stock for the purpose of covering over-allotments, if any. Needham & Company, LLC is acting as sole bookrunner for the offering and lead manager. Merriman Curhan Ford & Co. and Ferris Baker Watts, Incorporated are acting as co-managers.
The registration statement has been filed with the Securities and Exchange Commission but has not yet become effective. The securities being offered pursuant to the registration statement may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
Copies of the preliminary prospectus relating to the offering are not yet available. When available, they may be obtained from the offices of Needham & Company, LLC, 445 Park Avenue, New York, New York 10022.
About Endwave
Endwave Corporation designs, manufactures and markets RF modules that enable the transmission, reception and processing of high-frequency signals in telecommunications networks, defense electronics and homeland security systems. Our RF modules are typically used in high-frequency applications and include integrated transceivers, amplifiers, synthesizers, oscillators, up and down converters, frequency multipliers and microwave switch arrays. Endwave has 38 issued patents covering its core technologies including semiconductor and proprietary circuit designs. Endwave Corporation is headquartered in Sunnyvale, CA, with operations in Diamond Springs, CA; Andover, MA; and Chiang Mai, Thailand. Additional information about the company can be accessed from the company’s web site at http://www.endwave.com.
Forward-looking statements in this release are made pursuant to the safe harbor provisions of the federal securities laws. Information contained in forward-looking statements is based on current expectations and is subject to change, and actual results may differ materially from the forward-looking statements. Endwave Corporation does not undertake to update any such forward-looking statements or to publicly announce developments or events relating to the matters described herein.